Exhibit 10.23

October 24, 2016

Mr. Jorg Thommes

Re: Employment Offer Letter

Dear Jorg:

On behalf of Visterra, Inc. (the “Company” or “Visterra”), I am pleased to set forth in this letter (the “Employment Offer Letter”) the terms and conditions of your employment with the Company, should you accept our offer.

1.     Position. You will be employed to serve on a full-time basis as Senior Vice President, Pharmaceutical Sciences and Technology, reporting to the Company’s Chief Executive Officer (the “CEO”) and working in the Company’s Massachusetts corporate headquarters. As the Senior Vice President, Pharmaceutical Sciences and Technology, you will be responsible for performing such duties consistent with your position, plus such other duties as may from time to time be assigned to you by the CEO. You agree to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company and to the advancement of the Company’s business and interests. You further agree to abide by all Company policies and procedures and any changes therein that may be adopted from time to time by the Company.

2.     Start Date/Nature of Relationship/Work Location.

(a)    Your employment with the Company will begin on January 9, 2017 (the “Start Date”).

(b)    No provision of this letter shall be construed to create a promise of employment for any specific period of time, and nothing herein shall alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as explicitly set forth herein.

3.     Compensation.

(a)    Base Salary. The Company will pay you a base salary at the rate of $28,333.33 per monthly pay period (which if annualized equals $340,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the regular payroll practices of the Company.

(b)    Annual Bonus. Beginning in 2017, following the end of each calendar year through which you have been employed by the Company, and subject to the approval of the

Company’s Board of Directors (the “Board”), you will be eligible to receive a performance cash bonus. The target amount of such annual bonus will be 35% of your then current annualized base salary. Your actual annual bonus may be more or less than the above-stated target amount, and will be determined by the Board based on the Company’s performance and your performance during the applicable calendar year, as determined by the Board in its sole discretion. You must be employed by the Company on the date any annual bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company. For the avoidance of doubt, you will not be eligible to receive any annual bonus for 2016.

(c)    Equity. Following the Start Date, and subject to approval of the Board, the Company will grant you a stock option to purchase 600,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), at a price equal to the fair market value of the Common Stock on the date of grant. The stock option shall be granted pursuant to the Company’s 2008 Stock Incentive Plan and shall be governed by a Stock Option Agreement, which shall contain, among other things, vesting requirements such that: 25% of the shares shall vest and become exercisable on the first anniversary of the Start Date; and the remaining 75% shall vest and become exercisable in equal monthly installments at the end of each month of continuous service after the one-year anniversary over the subsequent three year period. The stock option will be treated as an “Incentive Stock Option” to the extent permissible under the Internal Revenue Codes of 1986, as amended (the “Code”) and shall otherwise be treated as a non-statutory stock option. You will be responsible for payment of all taxes (and related withholding obligations) that you incur as a result of grant or exercise of the option and/or the sale of any shares acquired upon the exercise of such option.

4.     Equity Acceleration Upon a Change of Control. In the event you remain employed by the Company upon a “Change of Control” (as defined below), the vesting schedule of any unvested stock options that you may have as of such date shall be accelerated in part so that fifty percent (50%) of the number of shares that would otherwise have first become vested on any date after the date of the Change of Control will immediately vest and become exercisable in full. The remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such stock options, with one-half of the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each such subsequent vesting date.

(a)    “Change of Control” means the closing of (i) a sale of all or substantially all of the assets of the Company, or (ii) a stock tender or a merger, consolidation or similar event pursuant to a transaction or series of related transactions in which a third party acquires more than fifty percent (50%) of the equity voting securities of the Company outstanding immediately prior to the consummation of such transaction or series of transactions, and the shareholders of the Company do not retain a majority of the equity voting securities of the surviving entity, other than (x) a merger, conversion or other transaction the principal goal of which is to change the jurisdiction of incorporation of the Company, or (y) an equity security financing for the account of the Company in which capital stock of the Company is sold to one or more investors.

5.     Termination Without Cause or for Good Reason Prior to or More Than Twelve Months Following a Change of Control. In the event that, prior to or more than twelve (12) months following a Change of Control, the Company terminates your employment without Cause or you terminate your employment for Good Reason, and subject to your compliance with the conditions set forth in section 8 below, you will be eligible to receive the following severance benefits (the “Severance Benefits”): the Company will, for a period of twelve (12) months commencing on the Payment Commencement Date (as defined below), pay to you, as severance pay, an amount equal to your base salary rate as of your termination date (the “Severance Pay”).

(a)    “Cause” for termination shall mean: (i) commission of, or indictment or conviction for, any felony or any crime involving moral turpitude; (ii) participation in any fraud against the Company; (iii) your substantial failure to perform (other than by reason of physical or mental illness or disability for a period of less than three consecutive months or in aggregate less than twenty-six weeks), or gross negligence in the performance of, your duties and responsibilities to the Company or any of its affiliates; (iv) other conduct by you that is or could reasonably be anticipated to be harmful to the business, interests or reputation of the Company or any of its affiliates; (v) your breach of any material provision of this Employment Offer Letter; or (vi) your breach of any material provision of any other agreement between you and the Company.

(b)    “Good Reason” shall mean a termination of your employment by you for any of the following reasons: (i) without your written consent, a change in your principal work location to a location more than 60 miles from the Company’s current location in Cambridge, Massachusetts and to a location such that your daily commuting distance is increased (for the avoidance of doubt, travel for Company business shall not be deemed a change in principal work location); (ii) without your written consent, a material reduction of your base salary; or (iii) without your written consent, a material reduction in your duties or responsibilities. To terminate your employment for Good Reason, you must (i) provide written notice to the Company of the purported event giving rise to Good Reason within 90 days after it occurs, (ii) provide the Company with at least 30 days to cure, and (iii) if not cured, terminate your employment for Good Reason within 30 days after the end of the cure period.

6.     Termination Without Cause or for Good Reason Within Twelve Months Following a Change of Control. In the event that, within twelve (12) months following a Change of Control, the Company terminates your employment without Cause or you terminate your employment for Good Reason, and subject to your compliance with the conditions set forth in section 8 below, you will be eligible to receive the following change of control severance benefits (the “Change of Control Severance Benefits”): (a) the Company will pay to you the Severance Pay at the time and in the manner set forth in Section 6, and (b) the entire unvested portion of any stock options you may have as of your termination date will become vested and exercisable in full as of the Payment Commencement Date.

7.     Severance Agreement. As a condition of your receipt of the Severance Benefits or the Change of Control Severance Benefits, as applicable, you must execute and allow to become effective (within 60 days following your termination or such shorter period as the Company may specify) a severance and release of claims agreement in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims against the

Company and non-disparagement and cooperation obligations) (the “Severance Agreement”). Payment of the Severance Pay will begin on the first regular payday after the Severance Agreement becomes effective (the “Payment Commencement Date”). Notwithstanding the foregoing, if the 60th day following your date of termination occurs in the calendar year following the calendar year of your termination, then the Payment Commencement Date shall be no earlier than January 1 of such subsequent calendar year. The Severance Pay shall be subject to the terms and conditions set forth in Exhibit A.

8.     Benefits. You may participate in all employee benefit plans made generally available by the Company from time to time to its employees, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those plans. These benefits, of course, may be modified or changed from time to time at the sole discretion of the Board, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee.

9.     Paid Time Off and Holidays. You will be eligible for a maximum of twenty-two (22) days of Paid Time Off per calendar year; to be taken at such times as may be approved in advance by the Company. The amount of Paid Time Off for which you are eligible shall accrue at the rate of 1.83 days per month that you are employed during such calendar year. Your use and forfeiture of Paid Time Off shall be in accordance with the Company’s applicable policies and practices. In addition, you will be eligible to take those holidays observed by the Company.

10.    Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify from time to time. Any reimbursements shall be subject to the terms and conditions set forth in Exhibit A, Section 4.

11.    Proof of Legal Right to Work. Your employment with the Company is conditioned on your eligibility to work in the United States. You agree to provide to the Company, within three (3) days of your Start Date, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company. A copy of an I-9 Form is enclosed for your information. Please bring the appropriate documents listed on that form with you when you report to work.

12.    Confidentiality and Restrictive Covenant Agreements.

(a)    The terms of this offer are confidential, and you may not discuss the terms of this Employment Offer Letter with anyone other than the CEO and members of your immediate family (and, if relevant, your financial advisor or lawyer).

(b)    As a condition of your employment, you are required to execute the Company’s Invention and Non-Disclosure Agreement (the “Non-Disclosure Agreement”) attached hereto as Exhibit B.

(c)    As a condition of your employment, you are required to execute the Company’s Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”) attached hereto as Exhibit C.

13.    No Conflict. You hereby represent and warrant to the Company that your signing of this Employment Offer Letter and the performance of your obligations hereunder will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court orders that prevent you from entering into employment with the Company or carrying out your responsibilities for the Company, or that are in any way inconsistent with the terms of this Employment Offer Letter. You agree that you will not disclose to or use on behalf of the Company any proprietary or confidential information of a third party. You represent and agree that you will not be an employee of any other company as of the Start Date.

14.    Miscellaneous. This Employment Offer Letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment. The terms of your employment shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws. Any action, suit, or other legal proceeding arising under or relating to any provision of this Employment Offer Letter shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and you each consents to the jurisdiction of such a court. The Company and you each hereby irrevocably waives any right to a trial by jury in any such action, suit or other legal proceeding arising under or relating to any provision of this Employment Offer Letter.

If the terms of this Employment Offer Letter are acceptable to you, please sign this letter in the space provided below and return it to me, along with a signed copy of the Non-Disclosure Agreement and Non-Competition Agreement, no later than October 31, 2016.

We are excited for you to join our team and are confident that you will make a major contribution to our unique and exciting enterprise.

Sincerely,

/s/ Brian J.G. Pereira, MD
By: Brian J.G. Pereira, MD Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment with Visterra, Inc. I am not relying on any representations other than those set forth above.

/s/ Jorg Thommes
Jorg Thommes

Exhibit A

Payments Subject to Section 409A

1.     Subject to this Exhibit A, any severance payments that may be due under the Employment Offer Letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the offer letter, as applicable:

(a)    It is intended that each installment of the severance payments under the Employment Offer Letter provided under shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)    If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Employment Offer Letter.

(c)    If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)    Each installment of the severance payments due under the Employment Offer Letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section l.409A- l(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in such offer letter; and

(ii)    Each installment of the severance payments due under the Employment Offer Letter that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation l.409A-l (b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section l.409A-I(b)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2.     The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with and based on the presumptions set forth in, Treasury Regulation Section 1.409 A-I (h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.     The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Employment Offer Letter (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

4.     All reimbursements and in-kind benefits provided under the Employment Offer Letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in the Employment Offer Letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

Exhibit B

INVENTION AND NON-DISCLOSURE AGREEMENT

This Agreement is made by and between Visterra, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and Jorg Thommes (the “Employee”).

In consideration of the employment or the continued employment of the Employee by the Company and the issuance of stock options to the Employee on or about the date hereof, the Company and the Employee agree as follows:

1.     Condition of Employment.

The Employee acknowledges that his/her employment, the continuance of that employment with the Company, and the issuance of stock options to the Employee on or about the date hereof are contingent upon his/her agreement to sign and adhere to the provisions of this Agreement. The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to the business’ survival and success.

2.     Proprietary and Confidential Information.

(a)    The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, biological materials, compositions, chemical compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data obtained pursuant to the Employee’s duties and responsibilities, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. Except as otherwise permitted by Section 5 below, the Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an executive officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee. While employed by the Company, the Employee will use the Employee’s best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

(b)    The Employee agrees that all disks, files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination or cessation of his/her employment for any reason. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c)    The Employee agrees that his/her obligations with regard to Proprietary Information, which are set forth in paragraphs 2(a) and 2(b) above, also extend to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

3.     Developments.

(a)    The Employee will make full and prompt disclosure to the Company of all discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship or other creative works, whether patentable or not, which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”). The Employee acknowledges that each original work of ownership which is made by the Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act.

(b)    The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 3(b) shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by the Company and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

(c)    The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

4.     Other Agreements.

The Employee represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

5.     Scope of Disclosure Restrictions.

Nothing in this Agreement prohibits the Employee from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. The Employee is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information the Employee obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding the Employee’s confidentiality and nondisclosure obligations, the Employee is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6.     United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

7.     Miscellaneous.

(a)    Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement will cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement without posting a bond and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b)    Obligations to Third Patties. The Employee acknowledges and represents that this Agreement and the Employee’s employment with the Company will not violate any continuing obligation the Employee has to any former employer or other third party.

(c)    Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(d)    Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-will nature of his/her employment.

(e)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f)    Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(g)    Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(h)    Governing Law, Forum and Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(i)    Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(j)    Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(k)    Return of Property. Upon termination or cessation of the Employee’s employment with the Company for any reason or at the Company’s request, the Employee agrees to return to the Company any and all property of the Company’s in the Employee’s possession, custody or control, including, but not limited to, all keys, files, records, and equipment (including, but not limited to, computer hardware, software, printers, wireless handheld devices, cellular phones, etc.).

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS our hands and seals:

VISTERRA, INC.

Date:	6/24/2016	By:	/s/ Brian Pereira
Brian Pereira, CEO & President

Date:	12/1/2016	JORG THOMMES /s/ Jorg Thommes

Exhibit C

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Agreement is made between Visterra, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and Jorg Thommes (the “Employee”).

In consideration of the employment or continued employment of the Employee by the Company and the stock options issued by the Company to the Employee on or about the date hereof, the Employee and the Company agree as follows:

1.     Condition of Employment.

The Employee acknowledges that his/her employment, the continuance of that employment with the Company, and the issuance of stock options to the Employee on or about the date hereof are contingent upon his/her agreement to sign and adhere to the provisions of this Agreement. The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to the business’ survival and success.

2.     Non-Competition and Non-Solicitation. While the Employee is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(a)    Engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, designs, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, designed, manufactured, marketed, licensed, sold or provided, or planned to be developed, designed, manufactured, marketed, licensed, sold or provided, by the Company while the Employee was employed by the Company; provided, however, that the Employee may be a passive holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company; or

(b)    Either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company which were contacted, solicited, or served by the Employee or the Company during the 12-month period prior to the termination or cessation of the Employee’s employment with the Company; or

(c)    Either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of the Employee’s employment with the Company; provided that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer as of the date of the Employee’s action.

(d)    Extension. If the Employee violates the provisions of any of the preceding paragraphs of this Section 2, the Employee shall continue to be bound by the restrictions set forth in such paragraph until a period of one (1) year has expired without any violation of such provisions.

3.     Miscellaneous.

(a)    Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement will cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement without posting bond and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b)    Obligation to Third Parties. The Employee acknowledges and represents that this Agreement and the Employee’s employment with the Company will not violate any continuing obligation the Employee has to any former employer or other third party.

(c)    Other Agreements. The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Employee’s employment with the Company, to refrain from competing, directly or indirectly, with the customers or suppliers of such previous employer or other party, or to refrain from soliciting employees, customers or suppliers of such previous employers or other party. The Employee further represents that the Employee’s performance of all the terms of this Agreement and the performance of the Employee’s duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement). The Employee also represents that the Employee will not disclose to the Company or induce the Company to use and confidential or proprietary information or material belonging to any previous employer or others.

(d)    Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(e)    Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-will nature of his/her employment.

(f)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer. Notwithstanding the foregoing, if the Company is merged with or into a third party which is engaged in multiple lines of business, or if a third party engaged in multiple lines of business succeeds to the Company’s assets or business, then for purposes of Section 2(a), the term “Company” shall mean and refer to the business of the Company as it existed immediately prior to such event and as it subsequently develops and not to the third party’s other businesses.

(g)    Interpretation. If any restriction set forth in Section 2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. Notwithstanding anything herein to the contrary, both the Employee and the Company recognize and acknowledge that nothing in this Agreement shall be construed as a restriction on the Employee’s right to practice law or to provide legal services to any person or entity in violation of the applicable rules of professional conduct, and that this Agreement shall be interpreted to be consistent with all such rules (for example, Section 2(a) shall be read to impose restrictions only on activities that would not involve the Employee’s practice of law or provision of legal services).

(h)    Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(i)    Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(j)    Governing Law, Forum and Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(k)    Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(l)    Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

VISTERRA, INC.

Date:	10/24/2016	By:	/s/ Brian Pereira
Brian Pereira, CEO & President

Date:	10/30/2016	JORG THOMMES /s/ Jorg Thommes